NEWS RELEASE
Five Below, Inc. Announces First Quarter Fiscal 2022 Financial Results
PHILADELPHIA, PA – (June 8, 2022) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the first quarter ended April 30, 2022.

For the first quarter ended April 30, 2022:
•Net sales increased by 7.0% to $639.6 million from $597.8 million in the first quarter of fiscal 2021; comparable sales decreased by 3.6% versus the first quarter of fiscal 2021.
•The Company opened 35 new stores and ended the quarter with 1,225 stores in 40 states. This represents an increase in stores of 12.7% from the end of the first quarter of fiscal 2021.
•Operating income was $42.3 million compared to $63.7 million in the first quarter of fiscal 2021.
•The effective tax rate was 22.3% compared to 20.9% in the first quarter of fiscal 2021.
•Net income was $32.7 million compared to $49.6 million in the first quarter of fiscal 2021.
•Diluted income per common share was $0.59 compared to $0.88 in the first quarter of fiscal 2021. The benefit from share-based accounting was approximately $0.03 in the first quarter of fiscal 2022 compared to $0.04 in the first quarter of fiscal 2021.
•The Company repurchased 247,132 shares in the first quarter of fiscal 2022 at a cost of approximately $40.0 million.

Joel Anderson, President and CEO of Five Below, stated, “While first quarter sales were softer than expected, disciplined cost management enabled us to deliver against our earnings outlook. We are well positioned from an inventory standpoint with improved in-stocks and accelerated receipts for Summer and Back to School. We are pleased with the progress our teams are making across our strategic priorities, which are key to delivering on our vision for future growth, the Triple-Double. With the planned openings and conversions in fiscal 2022, we are on track to end the year with nearly half of our stores in the new Five Beyond format.”

Mr. Anderson continued, “In addition, we are capitalizing on real-time opportunities in the marketplace, including merchandise and real estate, while piloting new products and services that embody the rituals of life and milestones of growing up. With that said, as we look to the balance of the year, we expect the macro environment to remain challenging. We know that during these times, our customer seeks out value even more. We are well positioned to deliver on our commitment to bring fresh, new WOW products that our customers want, at extreme value, and with an amazing shopping experience.”

Second Quarter and Fiscal 2022 Outlook:
The Company expects the following results for the second quarter and full year fiscal 2022:

For the second quarter of Fiscal 2022:
•Net sales are expected to be in the range of $675 million to $695 million based on opening approximately 30 new stores and assuming an approximate 2% to 5% decrease in comparable sales.
•Net income is expected to be in the range of $41 million to $48 million.
•Diluted income per common share is expected to be in the range of $0.74 to $0.86 on approximately 55.8 million diluted weighted average shares outstanding.

For the full year of Fiscal 2022:
•Net sales are expected to be in the range of $3.04 billion to $3.12 billion based on opening approximately 160 new stores and assuming an approximate flat to 2% decrease in comparable sales.
•Net income is expected to be in the range of $271 million to $293 million.
•Diluted income per common share is expected to be in the range of $4.85 to $5.24 on approximately 55.8 million diluted weighted average shares outstanding.
•Gross capital expenditures are expected to be approximately $225 million in fiscal 2022.

Conference Call Information:
A conference call to discuss the financial results for the first quarter of fiscal 2022 is scheduled for today, June 8, 2022, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-0088. The pin number to access the telephone replay is 1634094. The replay will be available for approximately two weeks after the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, store count potential and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties associated with the COVID-19 pandemic (including closures of our stores, adverse impacts on our sales and operations, future impairment charges and the risk of global recession, and the impact of government regulation), risks related to disruption to the global supply chain, risks related to the Company's strategy and expansion plans, risks related to disruptions in our information technology systems and our ability to maintain and upgrade those systems, risks related to the inability to successfully implement our online retail operations, risks related to cyberattacks or other cyber incidents, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, pandemic outbreaks (in addition to COVID-19), global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of current and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We believe life is better when customers are free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced between $1 and $5, and some extreme value items priced beyond $5 in our incredible Five Beyond offering, Five Below makes it easy to say YES! to the newest, coolest stuff across eight awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and New & Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,200 stores in 40 states. For more information, please visit www.fivebelow.com or find Five Below on Instagram, TikTok, Twitter and Facebook @FiveBelow.

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations & Treasury
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	April 30, 2022	January 29, 2022	May 1, 2021
Assets
Current assets:
Cash and cash equivalents	$120,501	$64,973	$84,170
Short-term investment securities	189,140	277,141	299,289
Inventories	504,182	455,104	326,710
Prepaid income taxes and tax receivable	4,511	11,325	2,248
Prepaid expenses and other current assets	87,280	96,196	55,175
Total current assets	905,614	904,739	767,592
Property and equipment, net	799,765	777,497	624,775
Operating lease assets	1,232,246	1,151,395	1,023,883
Long-term investment securities	10,182	37,717	8,684
Other assets	12,973	9,112	18,794
	$2,960,780	$2,880,460	$2,443,728

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	230,282	196,461	169,392
Income taxes payable	35,767	28,096	7,831
Accrued salaries and wages	13,089	53,539	26,942
Other accrued expenses	140,849	145,268	114,252
Operating lease liabilities	174,400	163,537	147,176
Total current liabilities	594,387	586,901	465,593
Other long-term liabilities	3,807	1,663	1,048
Long-term operating lease liabilities	1,209,785	1,135,456	1,014,768
Deferred income taxes	37,859	36,156	31,677
Total liabilities	1,845,838	1,760,176	1,513,086
Shareholders’ equity:
Common stock	555	556	560
Additional paid-in capital	242,607	280,666	320,234
Retained earnings	871,780	839,062	609,848
Total shareholders’ equity	1,114,942	1,120,284	930,642
	$2,960,780	$2,880,460	$2,443,728

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended
	April 30, 2022	May 1, 2021
Net sales	$639,596	$597,823
Cost of goods sold	432,819	396,954
Gross profit	206,777	200,869
Selling, general and administrative expenses	164,448	137,182
Operating income	42,329	63,687
Interest (expense) income and other (expense) income, net	(237)	(977)
Income before income taxes	42,092	62,710
Income tax expense	9,374	13,114
Net income	$32,718	$49,596
Basic income per common share	$0.59	$0.89
Diluted income per common share	$0.59	$0.88
Weighted average shares outstanding:
Basic shares	55,647,200	55,970,620
Diluted shares	55,834,287	56,274,491

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	April 30, 2022	May 1, 2021
Operating activities:
Net income	$32,718	$49,596
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,977	19,237
Share-based compensation expense	5,998	5,797
Deferred income tax expense	1,703	2,766
Other non-cash (income) expenses	(455)	176
Changes in operating assets and liabilities:
Inventories	(49,078)	(45,443)
Prepaid income taxes and tax receivable	6,814	4,102
Prepaid expenses and other assets	4,878	3,333
Accounts payable	33,883	30,863
Income taxes payable	7,671	5,806
Accrued salaries and wages	(40,450)	(16,503)
Operating leases	4,341	3,594
Other accrued expenses	10,117	3,418
Net cash provided by operating activities	42,117	66,742
Investing activities:
Purchases of investment securities and other investments	(5,005)	(232,437)
Sales, maturities, and redemptions of investment securities	120,541	64,142
Capital expenditures	(58,091)	(76,444)
Net cash provided by (used in) investing activities	57,445	(244,739)
Financing activities:
Repurchase and retirement of common stock	(40,007)	—
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	80	7
Common shares withheld for taxes	(4,107)	(6,623)
Net cash used in financing activities	(44,034)	(6,616)
Net increase (decrease) in cash and cash equivalents	55,528	(184,613)
Cash and cash equivalents at beginning of period	64,973	268,783
Cash and cash equivalents at end of period	$120,501	$84,170